                                                                     Exhibit 2.2

                        PLAN AND AGREEMENT OF PURCHASE

     This Plan and Agreement of Purchase entered into in Fort Worth, TX this 22nd day of May, 1996, by and amongst Megalith Corporation, a Colorado (public) corporation, having its principal place of business at 4720 Esco Drive, Fort Worth, Texas 76140, sometimes referred to in this Agreement as the "Acquirer" or "MEGALITH," Esco Elevator Corporation, a Colorado corporation, being a wholly owned subsidiary of Acquirer, and having its principal place of business at 4720 Esco Drive, Fort Worth, Texas 76140, sometimes referred to as "Esco" or "Guarantor", Frances H. Alexander, resident of 172 Empinado Way, Hot Spring Village, AR 71909, sole shareholder of Dalcom Elevator Corporation, referred, to herein as "Seller" or "Shareholder and Dalcom Elevator Corporation, with its principal place of business at 132 E. Buckingham, Garland, Texas 75040 referred to herein as the "Acquired Corporation" or "DALCOM".

     The Acquirer will acquire from the Shareholder 425,000 shares of common stock of Dalcom, constituting 100% of all issued and outstanding shares of all classes of capital stock of Dalcom, in exchange for the payments and obligations as set forth herein together with Forty Seven Thousand Two Hundred Twenty Six (47,226) shares of Preferred Stock of MEGALITH to be sold back to MEGALITH for $472,260 or converted into common stock of MEGALITH under rule 144 of Security and Exchange Commission at $10.00 per Preferred Share pursuant to the schedule described in Section 2.02 herein.

Under this Plan, the Acquired Corporation will become a wholly owned subsidiary of MEGALITH.


                                   ARTICLE I

                                  DEFINITIONS

"Acquirer" has the meaning set forth in the preface above.

"Code" means the Internal Revenue Code of 1986, as amended.

"Affiliated Group" means any affiliated group within the meaning of Code
Section 1504.

"Closing" has the meaning set forth in Section 2.03 below.

"Confidential Information" means any information concerning the business and affairs of Dalcom and its subsidiaries.

"Controller Group of Corporation" has the meaning set forth in Code Section
1563.

"Disclosure Schedule" has the meaning set forth in Section 3 below.



                           Dalcom Plan and Agreement of Purchase - Page 1 of 25

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"Intellectual Property" means all:

     (a) Patents, patent applications, patent disclosures and improvement thereto;

     (b) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof;

     (c) copyrights and registrations and applications for registration thereof;

     (d)  computer software, data and documents; and

     (e) trade secrets (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, technical data, copyrightable works.


"Knowledge" means actual knowledge after reasonable investigation.

"Liability" means any liability whether known or unknown, whether absolute or contingent, whether due or to become due, including any liability for taxes.

"Material" When used in any reference to any big event, change, effect, agreement or other specific matter being "material" with respect to Seller, DALCOM or Acquirer means an event, change or effect to the condition (financial or otherwise), assets, liabilities, business, results of operations or prospects of Seller, DALCOM or Acquirer, as the case may be.

"Material Adverse Effect" means, with respect to Seller, DALCOM or Acquirer a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Seller or Acquirer, as the case may be, to perform his or its obligations hereunder or to consummate the transactions contemplated hereby, it being understood that a material adverse effect on any entity shall not include a change with respect to such party resulting from any change in law, rule or regulation or generally accepted accounting principles which impairs both the DALCOM and the Acquirer in a substantially similar manner.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including those relating to quantity and frequency).

"Purchase Price" has the meaning set forth herein above.

"Securities Act" means the Securities Act of 1933, as amended.



                           Dalcom Plan and Agreement of Purchase - Page 2 of 25

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                                   ARTICLE II

                           EXCHANGE OF CAPITAL STOCK

               TRANSFER OF ACQUIRED CORPORATION'S CAPITAL STOCK

     2.01 Subject to the terms and conditions of this Agreement, each Shareholder of Acquired Corporation will transfer and deliver to the Acquirer on the Closing Date 100% of her certificates for shares of Capital Stock of DALCOM, duly endorsed in blank with signatures guaranteed by a Registered Stock Broker or Bank.


                          CONSIDERATION FOR TRANSFER

     2.02 In exchange for shares transferred by the Shareholder pursuant to Paragraph 1.01, the Acquirer will issue and cause to be delivered to the Shareholder on the Closing Date, Forty-Seven Thousand Two Hundred Twenty-Six (47,226) shares of Preferred Stock of the Acquirer, par value $10.00 each. The Seller will have the right to (I) retain the shares of Preferred Stock;
(ii) sell each month for 17 months, commencing 30 days after the Closing Date, 2,278 shares of preferred stock of MEGALITH to MEGALITH and MEGALITH must acquire the same for $27,780 (the "Put Option"); or (iii) each month for the next 17 months, commencing 30 days after the Closing Date, convert 2,278 shares of preferred stock of MEGALITH, valued at $27,780 into common stock of MEGALITH at 80% of the then market price. The market price of the common stock will be determined by averaging the trading price of the stock for previous 5 days. As an example, if the five days average trading price of common stock is at $1 per share, then the conversion of $27,780 worth of Preferred Stock represents, (27,780 I ( 0.8 * $1.00) = 34,725. Seller will be deemed to have exercised her Put Option unless Seller advises MEGALITH in writing at MEGALITH's address above on or before the twentieth (20th) day of the month preceding the exercise date as to whether Seller desires to exercise her conversion right. If Seller desires to exercise the Put Option, Seller shall transfer the applicable shares of MEGALITH, and MEGALITH shall pay to Seller, in certified funds, the purchase price therefor on the first business day of the succeeding month. If Seller desires to exercise her conversion right, Seller shall deliver the applicable number of Preferred Shares to MEGALITH and MEGALITH shall deliver the applicable number of shares of common stock on the first business day of the succeeding month. Guarantor shall guarantee the Put Option of MEGALITH.

MEGALITH will have the right to buy all or a portion of the Shares of Preferred Stock issued to the Seller at any time during the 17 months after the Closing Date at a price of $10.00 per share and at increments of 2,778 shares. In such event, MEGALITH shall give written en notice to Seller at her address specified above at least ten (10) days prior to the purchase date. Any purchase of Preferred Shares by MEGALITH shall not effect Seller's Put Option or conversion rights for any remaining Preferred Shares owned by Seller.

         2.02.1 Acquirer shall pay to Seller on the Closing Date, the sum of $27,740 in certified funds.



                           Dalcom Plan and Agreement of Purchase - Page 3 of 25

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         2.02.2  Acquirer shall pay on the Closing Date to American Factors of Texas, Inc., ("American Factors") the outstanding indebtedness owed by DALCOM to American Factors, including principal, interest and costs, not to exceed $600,000.00.

         2.02.3 Acquirer shall, on or before 5:00 p.m. on the second day after the Closing Date, deliver to Seller a document from Cash Flow Management releasing J. R. Alexander of all obligations owed by him under his Guaranty dated July 12, 1995 relating to that certain Security Agreement by and between DALCOM and Cash Flow Management dated July 12, 1995. From and after the Closing Date and until the release document is delivered to Seller, DALCOM shall not incur any additional liability or obligations with Cash Flow Management.

         2.02.4 On or before the Closing Date, Acquirer, with the assistance of DALCOM, shall make arrangements for the payment of any obligations (not to exceed $200,000.00) of DALCOM (the "IRS Debt") to the Internal Revenue Service under a plan acceptable to Seller. MEGALITH and ESCO shall indemnify and hold Seller and Seller's spouse, J. R. Alexander, harmless of any liability owing to the Internal Revenue Service regarding the IRS Debt.

         2.02.5 To Secure the payment and performance of the obligations of Acquirer to Seller hereunder, Acquirer shall grant Seller a first lien security interest in (a) the shares of stock of DALCOM sold by Seller to Acquirer hereunder with appropriate restrictions on any dilution thereof or the transfer of any assets of DALCOM out of the ordinary course of business. Seller recognizes that the operations of DALCOM may be transferred to the facilities of ESCO but will maintain its separate corporate and operating identity; (b) all equipment of DALCOM which, upon any sale thereof, the proceeds shall be applied to and be retained as security for the payment of any Put Option (which, in the event of the sale of any equipment, may be accelerated in the inverse order of their maturity to the extent of any equipment proceeds).

         2.02.6 To further secure the payment and performance of the obligations of Acquirer, ESCO shall guarantee the obligations of Acquirer hereunder.


                                  CLOSING DATE

     2.03 Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in the Agreement, the Plan of Purchase shall be consummated at 770 Founders Square, 900 Jackson Street, Dallas, Texas 75202 on or before June 13 1996, at 10:00 o'clock A.M. Consummation shall include the delivery by the Shareholder of the Acquired Corporation, all of her shares of Capital Stock of the Acquired Corporation, as provided in Paragraph 2.01 of this Agreement, and the delivery by the Acquirer of the 47,226 shares of Preferred Stock of MEGALITH, the payment of $27,780 and the delivery of appropriate documents evidencing the guaranties and indemnifications of MEGALITH and ESCO, the payment owed to American Factors, and the appropriate documents evidencing the arrangement with the IRS concerning the IRS Debt and the security interests given to the Seller, as provided in Paragraph 2.02 of this Agreement. The release of the guaranty to Cash Flow Management



                           Dalcom Plan and Agreement of Purchase - Page 4 of 25

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shall be provided within 10 working days after the Closing Date. The date of the consummation of this Agreement is referred to as the "Closing Date." MEGALITH shall perform its due diligence from the date hereof and prior to the closing date. In the event MEGALITH is satisfied with its due diligence prior to June 13, 1996, it may request for a closing date sooner than June 13, 1996 which request shall not be unreasonably denied.

     In the event Acquirer fails to close this transaction on or before the Closing Date, the terms and conditions of this Agreement shall terminate at Seller's option upon giving written notice of such option to Acquirer.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              ACQUIRED CORPORATION

DALCOM (unless otherwise noted) hereby warrants and represents to MEGALITH the following:


               ORGANIZATION AND STANDING OF ACQUIRED CORPORATION

     3.01 DALCOM is a corporation duly organized, validly existing, and in good standing under the laws of State of Texas, with corporate power to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of DALCOM, that have been certified by the Secretary of The Company and delivered to the Acquirer, are complete and accurate as of the date of this Agreement. DALCOM, to the best of its knowledge, is qualified to transact business in State of Texas and is in good standing in all jurisdictions in which its principal properties are located or is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.


                         AUTHORIZATION OF TRANSACTION

     3.02 Seller warrants and represents that she has full power and authority to execute and deliver this Agreement and to perform her obligations hereunder. DALCOM warrants and represents that the Board of Directors of the Acquired Corporation have duly authorized the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation with its terms and conditions, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer, or other similar laws relating to the enforcement of creditors rights and by general principles of equity, regardless of whether considered on a proceeding at law or in equity.



                           Dalcom Plan and Agreement of Purchase - Page 5 of 25
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                               NON CONTRAVENTION

     3.03 Neither the execution and the delivery of this Agreement, nor the consummation by Seller of the transactions contemplated hereby will:

          (i) to the best of its knowledge, violate in any material respect, any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller or the Acquired Corporation is subject or any provision of the Articles of Incorporation or bylaws of the Acquired Corporation; or

          (ii) conflict with, result in a breach of; constitute a default under, result in the acceleration of; create in any part by the right to accelerate, terminate, modify or cancel or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, or other arrangement to which Acquired Corporation is party or by which it is bound or to which of its assets is subject (or result in the imposition of any Security Interest upon its assets) which would have a material adverse affect on Acquired Corporation. Acquired Corporation does not need to file any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Seller to consummate the transaction contemplated by this Agreement.


                                   OWNERSHIP

     3.04 The Seller is the legal and beneficial owner of Four Hundred and Twenty Five Thousand (425,000) shares of common stock of the Acquired Corporation as registered on the books of the Company (collectively representing 100% of the outstanding stock of the Acquired Corporation). Further these shares of common stock owned by the Seller are not subject to any security interests.


                                  SUBSIDIARIES

     3.05 The Acquired Corporation does not have any subsidiaries.


                                 CAPITALIZATION

     3.06 The Acquired Corporation has an authorized capitalization of 1,000,000 shares of common stock Par Value $1.00, and as of the date of this Agreement (425,000) shares are issued and outstanding, fully paid, and non assessable. There are no other classes of capital stock of the Acquired Corporation outstanding. There are no authorized, outstanding or existing:

          (i) proxies, voting trusts or other agreements or understanding with respect to the voting of any capital stock of the Acquired Corporation to which Seller or Acquired Corporation are a party;



                           Dalcom Plan and Agreement of Purchase - Page 6 of 25

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          (ii)  securities convertible into or exchangeable for any capital stock of the Acquired Corporation;

          (iii) options, warrants or other rights to purchase or subscribe for any capital stock of the Acquired Corporation or securities convertible into or exchangeable for any capital stock of the Acquired Corporation or any obligation of the foregoing;

          (iv) agreements of any kind (other than this Agreement) relating to the issuance of any capital stock of the Acquired Corporation, any such convertible or exchangeable securities or any such options, warrants or rights or;

          (v) agreements of any kind which (other than this Agreement) may oblige the Acquired Corporation to issue or purchase any of its securities after the date hereof; or which would prevent or restrict the transfer of the Shares to Acquirer.


                             FINANCIAL STATEMENTS

     3.07 (a) The Balance Sheet of the Acquired Corporation, reported on by the management of DALCOM, attached herewith as Exhibit "A" is true as of the execution of this agreement. All the financial statements described in this Paragraph have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of DALCOM.

          (b) Other than changes in the usual and ordinary conduct of the business, at the Closing Date there will be, no materially adverse changes in such financial conditions of DALCOM, except that the Shareholder will cancel all loans to the acquired company prior to the closing date.

          (c) Subject to any changes as a result of the ordinary and usual course of business, the assets of DALCOM at the Closing Date will be substantially those owned by it and shown on its financial statements as of the date hereof Prior to the Closing date and after the execution of this Agreement, the Acquirer shall have the right to perform its due diligence, verify the financial of the Acquired Corporation including but not limited to the Balance Sheet, Income Statement, Accounts Receivable, Accounts Payable and the Backlog of orders.


                         OPERATIONS SINCE BALANCE SHEET

     3.08 Since its Balance Sheet date of April 30, 1996, attached herewith as exhibit "A". DALCOM has not, and prior to the Closing Date will not have:

     (a)  Issued or sold any stock, bond, or other corporate securities;

     (b) Except for liabilities incurred and obligations entered into in the ordinary course of business, incurred any absolute or contingent obligation, including long-term debt;



                           Dalcom Plan and Agreement of Purchase - Page 7 of 25

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      (c) Except for liabilities shown on the balance sheet and current liabilities incurred since that date in the ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability;

     (d) Mortgage, pledged, or subjected to lien any of its assets except in the ordinary course of business;

     (e) Except in the ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value;

     (f) Sold, assigned, licensed, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets;

     (g) Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes;

     (h) Entered into any transaction other than in the ordinary course of business, except for the transaction that is the subject matter of this Agreement;

     (i) Changed or authorized any changes in the Articles of Incorporation or bylaws of the Acquired Corporation;

     (j) Not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property or equipment;

     (k) Not made a loan to any of its officers, directors, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

     (1) Incurred any liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporation.


                               TITLE TO ASSETS

     3.09 To the best of its knowledge, the Acquired Corporation has good and marketable title to all its assets specified in the schedule described in and reflected in the Balance Sheet of Exhibit A. All such assets are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those that:

     (a)  Are disclosed on the Balance Sheet as securing specified liabilities;

     (b) Are disclosed in the Schedule of Assets listed in Exhibit "A" attached herewith; or



                           Dalcom Plan and Agreement of Purchase - Page 8 of 25

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     (c)  Were granted to American Factors and Cash Flow Management under their respective factoring agreements, or are deemed granted to governmental authorities, landlords, vendor's or other third parties by statute, laws, governmental regulations or ordinance but for which the Acquired Corporation has not received any written notice of such lien;

     (d) Do not materially adversely affect the use of the asset. The buildings and equipment of DALCOM are in good condition and repair, except for reasonable wear and tear.


                               SCHEDULE OF ASSETS

     3.10 Prior to the Closing Date, the Acquired Corporation will have delivered to the Acquirer a separate Schedule of Assets, specifically referring to this paragraph, containing a true and complete:

     (a) Legal description of all real property owned by DALCOM and any real property in which DALCOM has a leasehold interest;

     (b)  Aged list of accounts receivable as of the date herein;

     (c) List of all capitalized machinery, tools, equipment, and rolling stock owned by DALCOM that sets forth any liens, claims, encumbrances, charges, restrictions, covenants, and conditions concerning the listed items.

     (d) Description of all machinery, tools, equipment, and rolling stock in which DALCOM has a leasehold interest, with a description of each interest;

     (e) A true and complete list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by DALCOM; and

     (f) List of all fire and other casualty and liability policies of DALCOM in effect at the time of delivery of such schedule.

     (g) All software products including source codes.

     3.11 (a) Except as set forth in the Balance Sheet of DALCOM, attached herewith, DALCOM presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with this transaction. DALCOM is not in default with respect to any terms or conditions of any indebtedness (subject to the provisions of 3.12(a).

     (b) DALCOM has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against DALCOM.



                           Dalcom Plan and Agreement of Purchase - Page 9 of 25
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                                     LITIGATION

     3.12 (a) To the best of its knowledge, DALCOM is not a party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material adverse effect on the transaction contemplated by this Agreement, or on the financial condition, net worth, prospects, or business of DALCOM. To the best of the Acquired Corporation's knowledge, it is not aware of any facts that might result in any action, suit, or other proceeding that would result in any material adverse change in the business or financial condition of DALCOM. DALCOM hereby discloses however, that it has received various demands for payment of past due accounts, which in the aggregate, may have a material adverse effect on the business of the Acquired Corporation.

     (b) To the best of its knowledge, DALCOM is not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights, or licenses owned by any other person, and there is not pending claim or threatened action with respect to such rights. DALCOM is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or of any patent, trademark, trade name, or copyright.

                  COMPLIANCE WITH LAW AND OTHER INSTRUMENTS

     3.13 To the best of its knowledge, the business operation of DALCOM has been and is being conducted in accordance with all applicable laws, rules, and regulations of all authorities save and except, any such laws or regulations regarding the IRS Debt. DALCOM is not in violation of; or in default under, any terms or provision of its Articles of Incorporation, its Bylaws, or of any lien, mortgage, lease, agreement, instrument, order, judgment, or decree, or any other type of restriction that would prevent consummation of the exchange of securities contemplated by this Agreement.

                            CONTRACTUAL OBLIGATIONS

     3.14 DALCOM is not a party to or bound by any written or oral:

     (a)  Contract not made in the ordinary course of business;

     (b) Contract with any labor union other than in the ordinary course of business;

     (c) Bonus, pension, profit sharing, retirement, stock option, hospitalization, group insurance, or similar plan providing employee benefits other than in the ordinary course of business;

     (d) Any real or personal property lease or lessor other than in the ordinary course of business;

                          Dalcom Plan and Agreement of Purchase - Page 10 of 25
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      (e) Advertising contract or contract for public relations services other than in the ordinary course of business;

     (f) Purchase, supply, or service contracts in excess of $10,000 each, or in the aggregate of $100,000 for all such contracts other than in the ordinary course of business;

     (g) Deed of trust, mortgage, conditional sales contract, security agreement, pledge trust receipt, or any other agreement subjecting any of assets or properties of to a lien, encumbrance, or other restriction other than in the ordinary course of business;

     (h) Term contract continuing for a period of more than 1 years that is not terminable without liability to DALCOM or its successors other than in the ordinary course of business; or

     (i)  Contract that:

         (1) Contains a predetermination of price or similar type of provision save and except purchase orders or purchase agreements with its customers, copies of which are to be made available for Acquirer's review; or

         (2) Provides for a fixed price for goods or services sold. DALCOM has performed all obligations required to be performed by it to date and is not in material default under any of the contracts, leases, or other arrangements by which it is bound save and except certain trade payables, all as disclosed to Acquirer in the trade payables information provided to Acquirer. None of the parties with whom DALCOM has contractual arrangements are, to the best knowledge of DALCOM, in default of their obligations.

                             CHANGES IN COMPENSATION

     3.15 Since the date of Balance Sheet attached herewith, DALCOM has not granted any general pay increase to employees or changed the rate of compensation, commission, or bonus payable to any officer, employee, director, agent, or stockholder other than in the normal course of business.

                                   INVENTORIES

     3.16 Since the date of Balance Sheet attached herewith, DALCOM has continued to replenish its inventories in the customary manner of entities engaged in the business DALCOM conducts, and will continue to do so until the Closing Date.

                                     RECORDS

     3.17 All of the account books, minute books, stock certificate books, and stock transfer ledgers of DALCOM are complete and accurate.

                          Dalcom Plan and Agreement of Purchase - Page 11 of 25
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                             NO BROKERS OR FINDERS

     3.18 ALL NEGOTIATIONS ON the part of the Shareholder related to this Agreement have been accomplished solely by the Shareholder without the assistance of any person employed as a broker or finder. The Shareholder have done nothing to give rise to any valid claims against DALCOM for a brokers commission, finder's fee, or any similar charge.

                                     TAXES

     3.19 (a) DALCOM has filed all income tax returns and, in each jurisdiction where qualified or incorporated, all income tax and franchise tax returns that are required to be filed. DALCOM has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due save and except the IRS Debt.

                                FULL DISCLOSURE

     3.20 As of the Closing Date the Acquired Corporation will have disclosed, to the best of its knowledge, all events, conditions, and facts materially affecting the business and prospects of DALCOM. The Acquired Corporation has not withheld knowledge of any events, conditions, and facts that they have reasonable ground to know may materially affect the business
and prospects of DALCOM.   None of the representations and warranties made by
the Acquired Corporation in this Agreement or set forth in any other instrument furnished to Acquirer contained any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

MEGALITH represents and warranties the following:

                      ORGANIZATION AND STANDING OF ACQUIRER

     4.01 MEGALITH Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with corporate power to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of MEGALITH, that have been certified by the Secretary of State of Colorado and together with the bylaws and a copy of the statement of preferences for the Preferred Shares will be delivered to the Acquired Corporation at least fifteen (15) days prior to the Closing Date, are complete and accurate as of the date of this Agreement. MEGALITH is qualified as a foreign corporation to transact business in other jurisdictions.

                          Dalcom Plan and Agreement of Purchase - Page 12 of 25
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                                    SUBSIDIARIES

     4.02 MEGALITH has one subsidiary in Fort Worth, Texas operating under the name Esco Elevator Corporation.

                                   CAPITALIZATION

     4.03 MEGALITH will have an authorized capitalization of 50,000,000 shares of common stock of the par value of $0.005 per share, of which 10,300,000 shares will be issued, outstanding, and fully paid as of the date of execution of this Agreement and the Closing Date. There will be no outstanding options, contracts, calls, commitments, or demands relating to the authorized but issued stock of MEGALITH except as disclosed in Exhibit "D" attached herewith. MEGALITH will also have 5,000,000 authorized shares of preferred stock, par value $10.00, of which 54,200 shares will be issued, outstanding and fully paid as of the Closing Date. There are no shares outstanding that have any rights or preferences greater than those granted to the Preferred Shares.

                             FINANCIAL STATEMENTS

     4.04 MEGALITH has delivered to the Acquired Corporation its latest 10-Q filing which contains the account of operation and the balance sheet, same is attached herewith as Exhibit ''B'', and the balance sheet of MEGALITH as of December 31, 1995 and the related statements of income and retained earnings of MEGALITH for the period ended 1995, filed with Security and Exchange Commission. The balance sheet of Guarantor and the related statements of income and retained earnings of Guarantor for the period ending March 31, 1996 have been delivered to the Acquired Corporation, and are true as of the signing of this agreement.

     All the financial statements listed in this Paragraph present fairly the financial condition of MEGALITH and Guarantor at the specified dates and the results of its operations for the period specified. The statements were prepared in accordance with generally accepted accounting principles applied in a manner consistent with prior accounting periods.

                     FINANCIAL CONDITION SINCE BALANCE SHEET DATE

     4.05 Since the Balance Sheet date of December 31, 1995 and the balance sheet of Guarantor delivered to the Acquired Corporation, no change, event, or condition has occurred that materially and adversely affects the financial condition, assets, business, or prospects of MEGALITH or Guarantor, to the knowledge of any of its officers.

                                   TITLE TO ASSETS

     4.06 All book assets of MEGALITH are in existence in its possession, are in good condition and repair, and conform to all applicable zoning and building laws and ordinances.

                          Dalcom Plan and Agreement of Purchase - Page 13 of 25

MEGALITH has good and marketable title to all of its assets and, except as shown on its financial statements as of December 31, 1995 holds such assets subject to no mortgage, lien, or encumbrance.

                         STATUS OF TRANSFERRED SHARES

     4.07 The shares of stock of MEGALITH that are to be issued and delivered to Shareholder of Acquired Corporation pursuant to the terms of this agreement will be validly authorized and issued, and will be fully paid and non assessable for MEGALITH and the balance sheet of Guarantor of March 31, 1996. No shareholder of MEGALITH will have any preemptive right of subscription or purchase with respect to the shares to be transferred and will be free and clear of all liens, security interests, claims, encumbrances and restrictions. In the event Seller elects to convert the Preferred shares, the common shares of stock into which they will be converted shall be validly authorized and issued, fully paid and non assessable, and free and clear of all liens, security interests, claims, encumbrances and restrictions except that the shares so issued shall be issued under Rule 144 and shall carry the restrictions as imposed by Security and Exchange Commission for such shares.

                                 INDEBTEDNESS

     4.08 Except as set forth in the balance sheet of MEGALITH as of December 31, 1995, there is not outstanding indebtedness other than liabilities incurred in the ordinarily course of business or in connection with this transaction. MEGALITH is not in default with respect to any terms or conditions of any indebtedness.

                                  LITIGATION

     4.09 MEGALITH is not a party to, except a third party defendant to a lawsuit brought by the Bankruptcy Trustee of Esco Elevators, Inc. against Dick Davis, the former owner of Esco, nor had it been threatened with any litigation or governmental proceeding that could have a material, adverse effect on the transaction contemplated by this Agreement or on the financial condition of MEGALITH.

                             ACQUIRER'S AUTHORITY

     4.10 The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of MEGALITH in accordance with its terms. No provision of the Articles of Incorporation, Bylaws, minutes, share certificates, or contracts prevents MEGALITH from delivering good title to its shares of MEGALITH capital stock in the manner contemplated by this Agreement.

                          Dalcom Plan and Agreement of Purchase - Page 14 of 25

                                    BROKERS

     4.11 MEGALITH has not retained nor otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this Agreement. MEGALITH has done nothing to give rise to any valid claims against the Acquired Corporation for a brokerage commission, finder's fee, or any similar charge.

                                FULL DISCLOSURE

     4.12 As of the Closing Date, MEGALITH will have disclosed to the Acquired Corporation all events, conditions, and facts materially affecting the business and prospects of MEGALITH, has not withheld knowledge of any events, conditions, or facts, it would have reasonable grounds to know which would materially affect the business and prospects of MEGALITH. None of the representations and warranties made by MEGALITH in this Agreement or set forth in any other instrument furnished to the Acquired Corporation contain any untrue statement of a material fact, or fails to state a material fact.

Compliance With Law and Other Instruments

     4.13 To the best of its knowledge, the business operations of MEGALITH and Guarantor has been and is being conducted in accordance with all applicable laws, rules, and regulations of all authorities. MEGALITH and Guarantor are not in violation of; or in default under, any terms or provisions of their Articles of Incorporation, its Bylaws, or of any lien, mortgage, lease, agreement, instrument, order, judgment, or decree, or any other type of restriction that would prevent consummation of the exchange of securities or the performance of the obligations contemplated by this Agreement.

                                   ARTICLE V

                        CONDUCT OF BUSINESS OF ACQUIRED
                        CORPORATION PENDING CLOSING DATE

                  CONDUCT OF BUSINESS IN ITS ORDINARY COURSE

     5.01 DALCOM will carry on its business in substantially the same manner as previous to the date of execution of this Agreement, and will:

     (a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

     (b) Maintain its business organization and keep it intact, to retain its present employees, and to maintain its goodwill with suppliers, customers, and others having business relationships with it;

                          Dalcom Plan and Agreement of Purchase - Page 15 of 25

      (c) Exercise due diligence in safeguarding and maintaining confidential reports and date used in its business; and

     (d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business.

                         SATISFY CONDITIONS PRECEDENT

                      ACCESS TO INFORMATION AND DOCUMENTS

     5.02 (a) DALCOM will afford the officer and representatives of MEGALITH from the date of this Agreement until consummation of the Plan of Purchase, full, access during normal business hours to all properties, books, accounts, contracts, commitments, and any other records of any kind of DALCOM. Sufficient access shall be allowed to provide MEGALITH with full opportunity to make any investigation it desires to make of DALCOM and to keep itself fully informed of the affairs of DALCOM;

     (b) In addition, DALCOM will permit MEGALITH to make extracts or copies of all such books, accounts, contracts, commitments, and records, and to furnish to MEGALITH, within twelve (12) days after demand, any further financial and operating data of the corporation as MEGALITH reasonably requests;

     (c) MEGALITH will use any information obtained under this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person. All information provided to MEGALITH shall be subject to the Non-Disclosure Agreement dated April 23, 1996 and executed by Syed Zaidi as Chairman and Chief Executive Officer of MEGALITH. In the event this transaction is not consummated, all documents, and copies thereof; obtained by MEGALITH shall be returned to Acquired Corporation. MEGALITH understands and acknowledges that it is in competition with Acquired Corporation and the confidentiality and proper use of the information obtained is a material provision of this Agreement and shall survive the termination thereof

                              NEGATIVE COVENANTS

     5.03 Except with notifying MEGALITH, DALCOM will not:

     (a) Incur any liabilities other than liabilities incurred in the ordinary course of business;

     (b) Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance, or restriction of any kind other than in the ordinary course of business;

                          Dalcom Plan and Agreement of Purchase - Page 16 of 25

      (c) Become a party to any contract, or renew, extend, 6r modify any existing contract, except in the ordinary course of business;

     (d) Make any capital expenditures, except for ordinary repairs, maintenance, and replacement and in the ordinary course of business;

     (e)  Pay any dividend on or make any other distribution to Shareholder.

     (f)  Purchase, retire, or redeem any shares of its capital stock;

     (g) Issue or sell additional shares of its capital stock, whether or not such shares have been previously authorized or issued;

     (h) Issue or sell any warrants, rights, or options to acquire any shares of its capital stock;

     (i)  Amend its Articles of Incorporation or Bylaws;

     (1) Pay or agree to pay any bonus, increase in compensation, pension, or severance pay to any director, stockholder, officer, consultant, agent, or employee except in the ordinary course of business;

     (k) Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the Balance Sheet attached herewith, or incurred in the ordinary course of business since that date;

     (1) Merge or consolidate with any other entity;

     (m) Enter into any transaction or take any acts that would constitute a breach of the representations, and warranties contained in this Agreement; and

     (n) Institute, settle, or agree to settle any action or proceeding before any court or governmental body other than in the ordinary course of business.

                                  ARTICLE VI
                   CONDUCT OF BUSINESS OF ACQUIRER PENDING
                                 CLOSING DATE

                  CONDUCT OF BUSINESS IN ITS ORDINARY COURSE

     6.01 MEGALITH will carry on the business of MEGALITH in substantially the same manner as before the date of execution of this Agreement.

                          Dalcom Plan and Agreement of Purchase - Page 17 of 25

                             SATISFY CONDITIONS PRECEDENT

     6.02 MEGALITH will use its best efforts to satisfy any conditions precedent contained in this Agreement.

                         ACCESS TO INFORMATION AND DOCUMENTS

     6.03 (a) MEGALITH and Guarantor will provide the Acquired Corporation from the date of this Agreement until the Closing Date full access during normal business hours to all properties, books, accounts, contracts, commitments, records of MEGALITH and Guarantor sufficient access shall be allowed to provide the Acquired Corporation with full opportunity to make any investigation they desire to make of MEGALITH and Guarantor, and to keep themselves fully informed of the affairs of MEGALITH and Guarantor.

     (b) MEGALITH and Guarantor will permit the Shareholder to make extracts of copies of all books, accounts, contracts, commitments, and records of MEGALITH and Guarantor. Additionally, MEGALITH and Guarantor will furnish to the Shareholder, within twelve (12) days after demand, any further financial and operating date and other information concerning MEGALITH's and Guarantor's business and assets that the Shareholder reasonably request.

     (c) The Acquired Corporation may use any information secured pursuant to this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement and may not divulge the information to any other persons.

                               NEGATIVE COVENANTS

     6.04 Except with the prior written consent of the Acquired Corporation, MEGALITH may not declare or pay any dividend or make any other distribution to its Shareholder and will not issue or sell additional shares of MEGALITH's capital stock except those referred to in sections herein above.

                                  ARTICLES VII

                    CONDITIONS PRECEDENT TO OBLIGATIONS OF
                             ACQUIRED CORPORATION

                       CONDITIONS PRECEDENT TO CLOSING

     7.01 The obligations of the Acquired Corporation to consummate the Plan of Reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 6.

                          Dalcom Plan and Agreement of Purchase - Page 18 of 25

                   TRUTH OF REPRESENTATIONS AND WARRANTIES
                       AND COMPLIANCE WITH COVENANTS

     7.02 The representations and warranties of DALCOM and MEGALITH contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. DALCOM and MEGALITH, shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date. DALCOM and MEGALITH shall deliver to each other a certificate as of the Closing Date and signed by the President or a Vice President and the Secretary or an Assistant Secretary of DALCOM and MEGALITH, certifying the truth of the representations and warranties.

                               NO RESTRICTIONS

     7.03 No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to prohibit the consummation of the transactions contemplated by this Agreement.


                                ARTICLE VIII

                 SURVIVAL OF WARRANTIES AND LIABILITIES

          NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     8.01 All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of DALCOM and MEGALITH pursuant to this agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this agreement. The covenants, representations, and warranties of the parties and the Shareholder shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and the shareholder for a period of one (1) year following the Closing Date.

                              INDEMNIFICATION

                                 EXPENSES

     8.02 The Acquired Corporation shall pay its own expenses incurred by them arising out of this Agreement and the transactions contemplated in this Agreement, including but not limited to all fees and expenses of their counsel and accountants. Whether or not this Agreement is terminated, each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated by and in preparation for the Agreement.

                          Dalcom Plan and Agreement of Purchase - Page 19 of 25

                                   ARTICLE IX

                        COMPLIANCE WITH SECURITIES LAWS

                 UNREGISTERED STOCK UNDER FEDERAL SECURITIES ACT

     9.01 (a) Shareholder of the Acquired Corporation acknowledges that the Preferred Shares of the Acquirer's Stock to be delivered to the Shareholder pursuant to this Agreement and any common shares upon a conversion have not been registered under the Federal Securities Act of 1934, as amended, referred to in this Agreement as the "1934 Act," and that therefore the stock is not fully transferable except as permitted under various exemptions contained in the 1934 Act and the rules of the Securities and Exchange Commission interpreting the Act. The provisions contained in the Paragraph
9.01 are intended to ensure compliance with the 1933 Act.

                       NO DISTRIBUTION OF STOCK TO PUBLIC

     (b) The shareholder of the Acquired Corporation represents and warrants to the Acquirer that the shareholder is acquiring the Preferred Shares under this Agreement for the shareholder's own account for investment, and not for the purpose of resale or any other distribution of the shares. Each shareholder also represents and warrants that the shareholder has no present intention of disposing of all or any part of such shares at any particular time, for any particular price, or on the happening of any particular circumstances. Each shareholder acknowledges that the Acquirer is relying on the truth and accuracy of the warranties and representations set forth in this Paragraph in issuing the shares without first registering the shares under the 1934 Act. Not withstanding the above, shareholder of the Acquired Corporation and Acquirer recognize and acknowledge that the Preferred Shares are subject to the Put Option, and the holders thereof have the intent of being able to exercise such Put Options in accordance with the terms thereof

                    NO TRANSFERS IN VIOLATION OF THE 1934 ACT

     (c) Each shareholder of the Acquired Corporation covenants and represents that none of the shares of MEGALITH Capital Stock that will be issued to the shareholder pursuant to this Agreement, will be offered, sold, assigned, pledged, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the 1934 Act and the rules and regulations of the Securities and Exchange Commission under the 1934 Act. Therefore, each shareholder agrees not to sell or otherwise dispose of any of the shares of the Acquirer's Common Stock received pursuant to this Agreement unless the shareholder:

         (i) HAS delivered to the Acquirer a written legal opinion in form and substance satisfactory to counsel for the Acquirer to the effect that the disposition is permissible under the terms of the 1934 Act and regulations interpreting the Act;

                          Dalcom Plan and Agreement of Purchase - Page 20 of 25

         (ii) Has complied with the registration and prospectus requirements of the 1934 Act relating to such a disposition; or

         (iii) Has presented the Acquirer satisfactory evidence that such a disposition is exempt from registration under Section 4(1) of the Act.

     The Acquirer shall place a stop transfer order against transfer of the shares until one of the conditions set forth in this subparagraph has been met.

                         INVESTMENT LEGEND ON CERTIFICATE

     (d) Seller of the Acquired Corporation agrees that the certificates evidencing the Common Shares the shareholder will receive upon conversion of the Preferred Stock under this Agreement will contain the following legend:

     THE SECURITIES EVIDENCED) BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1934 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1934, AS AMENDED, IS IN EFFECT FOR THE SECURITIES, OR ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE.

                        INDEMNIFICATION BY SHAREHOLDER

     (e) If any time in the future any of the Shareholder of the Acquired Corporation sells or otherwise disposes of any of such Preferred Shares received from the Acquirer, other than to Acquirer under the Put Option, without registration under the 1934 Act or any similar federal statute that may then be in effect, such shareholder agrees to indemnify and hold harmless the Acquirer against any claim, liabilities, penalties, costs, and expenses that may be asserted against or suffered by the Acquirer as a result of the such disposition.

                              FUTURE REGISTRATION

    (f) If within three (3) years after the initial registration of the Common Shares of the Acquirer, the Acquirer decides to file a registration statement under the 1934 Act, covering a sale by the Acquirer or a shareholder of the Acquirer of shares of the Acquirer's preferred or Common Stock for cash, the Acquirer will mail to each shareholder written notice of its intent to file such a registration statement. If a shareholder delivers a written request to the Acquirer within twenty (20) days after the mailing of such notice setting forth the number of shares of Preferred or Common Stock the shareholder intends to dispose of; the Acquirer agrees to use its best efforts to include such shares of each shareholder in the registration statement. However, the Acquirer shall not be so obligated to register the shares if in the opinion of counsel for the Acquirer such shares

                          Dalcom Plan and Agreement of Purchase - Page 21 of 25
may be disposed of without compliance with the registration and prospectus requirements of the 1934 Act. If; in spite the best efforts of the Acquirer, the inclusion of all of the shares that each shareholder intends to sell is not acceptable to the managing underwriter or underwriters of the offering, the Acquirer may limit the number of shares of each shareholder to be sold to ten percent (10% of the total number of shares being offered in the registration statement. If the offering is not completed within ninety (90) days after the effective date of the registration statement, the Acquirer shall be entitled to de-register any unsold portion of such shares: The manner and conduct of any such registration, including the contents of such registration statement and of any related underwriting or other agreements shall be entirely in the control and discretion of the Acquirer. Each shareholder agrees to cooperate with the Acquirer in the preparation and filing of any registration statement prepared and filed under this Subparagraph. The Acquirer shall bear all out-of-pocket expenses except for registration fees incurred in performing the obligations under this Subparagraph except that each shareholder shall make the customary agreements, representations, warranties, and indemnification's to the underwriters in any such offering with respect to any shares included at the shareholder's request.

                                 SECURITIES ACT

     9.02 Acquirer represents and warrants that the consummation of this Agreement is not subject to issuance by the Colorado Securities Commissioner of any permit and any other requirements of Colorado law applying to the issuance and transfer of the Acquirer's stock in exchange for shares of Capital Stock of DALCOM.

                                   ARTICLE X

                                 MISCELLANEOUS

                                   AMENDMENT

     10.01 This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the President of DALCOM and the President of MEGALITH and the Seller.

                                    WAIVER

     10.02     Either DALCOM or MEGALITH may, in writing:

                              EXTENSION OF TIME

     (a) Extend the time for the performance of any of the obligations of any other party to the Agreement.


                          Dalcom Plan and Agreement of Purchase - Page 22 of 25

                             WAIVING INACCURACIES

     (b) Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to the Agreement made by any other party to the Agreement.

                       WAIVING COMPLIANCE WITH COVENANTS

     (c) Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to the Agreement.

                 WAIVING SATISFACTION OF CONDITION PRECEDENT

     (d) Waive the fulfillment of any condition precedent to the performance by any other party to the Agreement.

                                  ASSIGNMENT

     10.03 (a) Neither this entire Agreement nor any right created by the Agreement shall be assignable by either the Seller or MEGALITH without the prior written consent of the other, except by the laws of succession.

     (b) Except as limited by the provisions of subparagraph (a), this Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties, as well as the parties.

     (c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

                                    NOTICES

     10.04 Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

     (a)  In the case of DALCOM, to:

               Dalcom Elevator Corporation.
               132 E Buckingham
               Garland, Texas 75000
               Attn.: Mr. J. R. Alexander

or to such other person or address designated by DALCOM to receive notice.

                          Dalcom Plan and Agreement of Purchase - Page 23 of 25

      (b) In Case of Seller:

               Mrs. Frances H. Alexander
               172 Empinado Way
               Hot Springs Village, AR 71909

or to such other person or address designated by the Seller to receive notice.

     (c)  In the case of MEGALITH, to.

               MEGALITH
               4720 Esco Drive
               Fort Worth, Texas 76140
               Attn.: Syed G. Zaidi

or to such other person or address designated by MEGALITH to receive notice.

                                   HEADINGS

     10.05 Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                               ENTIRE AGREEMENT

     10.06 This instrument and the exhibits to this instrument contain the entire, and supersedes any previous agreements, Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts by the aggregate of the counterparts together constitute only one and the same instrument.

                          EFFECT OF PARTIAL INVALIDITY

     10.07 In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability enforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal, or unenforceable provisions.

                          Dalcom Plan and Agreement of Purchase - Page 24 of 25

                               CONTROLLING LAW

     10.08 The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the State of Texas.

                                 ARBITRATION

     10.09 If any portion of this Agreement is in dispute, parties hereto agree to submit there dispute to Texas Board of Arbitration. The decision by the Board of Arbitration shall be binding upon the parties to this Agreement.

                             SPECIFIC PERFORMANCE

     10.10 The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties' failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

     Executed on 22nd day of May, 1996.

                                       ACQUIRER:
                                       MEGALITH


                                       By:  /s/ Syed Zaidi
                                          -------------------------------
                                       Its: Chairman & CEO


                                       DALCOM ELEVATOR CORPORATION:


                                       By:  /s/ J.R. Alexander
                                          -------------------------------
                                       Its: President


                                       SELLER:


                                       By:  /s/ Frances H. Alexander
                                          -------------------------------
                                       Mrs. Frances H. Alexander


                          Dalcom Plan and Agreement of Purchase - Page 25 of 25